UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 11, 2012

The Williams Companies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-4174	73-0569878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Williams Center, Tulsa, Oklahoma		74172
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 918-573-2000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 11, 2012, The Williams Companies, Inc. (the “Company”), announced that it had entered into:

(1) a Purchase Agreement dated December 11, 2012 (the “Purchase Agreement”) with GIP-A Holding (CHK), L.P., GIP-B Holding (CHK), L.P. and GIP-C Holding (CHK), L.P. to acquire from such entities 34,538,061 subordinated limited partnership units (“Subordinated Units”) of Access Midstream Partners, L.P. (“ACMP”) and 50 percent of the outstanding equity interests in Access Midstream Ventures, L.L.C., the sole member of the general partner of ACMP (“Access GP”), which in turn holds all of ACMP’s incentive distribution rights and a 2.0 percent general partner interest in ACMP (together, the “GIP I Purchase”); and

(2) a Subscription Agreement dated December 11, 2012 (the “Subscription Agreement,” and together with the Purchase Agreement, the “Agreements”) with ACMP, Access GP and GIP II Hawk Holdings Partnership, L.P. (together with certain other affiliates of Global Infrastructure Investors II, LLC, “GIP II”) whereby the Company and GIP II have each agreed to purchase approximately 5.9 million Convertible Class B Units (“Class B Units”) and approximately 5.6 million Subordinated Class C Units (“Class C Units”) from ACMP. ACMP also will issue and sell to Access GP a number of general partnership units sufficient to maintain Access GP’s 2.0 percent general partner interest in ACMP. In addition, if ACMP does not consummate a public offering of its common units prior to the closing of the ACMP Subscription (an “ACMP Equity Offering”), the Company and GIP II have each agreed to purchase up to approximately $230 million of additional Class C Units (and associated general partnership units sufficient to maintain Access GP’s 2.0 percent general partner interest in ACMP). If ACMP consummates an ACMP Equity Offering but the net proceeds thereof are less than currently anticipated, the Company and GIP II have each agreed to purchase up to approximately $230 million of additional ACMP common units (and associated general partnership units sufficient to maintain Access GP’s 2.0 percent general partner interest in ACMP) such that ACMP has received sufficient funding to consummate the CMO Acquisition described below. These subscription transactions are referred to collectively as the “ACMP Subscription,” and together with the GIP I Purchase, the “Investment.”

Upon consummation of the Investment, the Company will own an indirect 50 percent interest in Access GP, which owns the 2.0 percent general partner interest and the incentive distribution rights in ACMP, and an approximate 25 percent limited partner interest in ACMP (based on current assumptions as to the capital raising activities of ACMP). ACMP is a publicly traded master limited partnership listed on the New York Stock Exchange that owns, operates, develops and acquires natural gas gathering systems and other midstream energy assets.

The consideration for the GIP I Purchase is approximately $1.823 billion, subject to adjustment for distributions in respect of any quarter on or after October 1, 2012, and the Company’s portion of the consideration for the ACMP Subscription will be between $350 million and $580 million depending upon certain capital raising activities of ACMP in connection with its acquisition from affiliates of Chesapeake Energy Corporation of 100 percent of the outstanding equity interests of Chesapeake Midstream Operating, L.L.C. (“CMO”) for consideration of approximately $2.2 billion, subject to adjustments for working capital, inventory, certain cash, transaction expenses, indebtedness and certain adjusted revenues and expenditures from October 1, 2012 through the closing date (the “CMO Acquisition”).

During the subordination period, as defined in the ACMP partnership agreement, the Subordinated Units are not entitled to receive any distributions until the ACMP common units have received the minimum quarterly distribution, as set forth in the ACMP partnership agreement, plus any arrearages from prior quarters. The Subordinated Units convert to common units following the termination of the subordination period, which ends once ACMP meets any of the financial tests specified in its partnership agreement. Similar to the Subordinated Units, the Class C units also are not entitled to receive quarterly distributions until the common units have received the minimum quarterly distribution. The Class B Units are entitled to receive quarterly distributions with the common units but in the form of additional Class B Units instead of cash. The Class B Units and the Class C Units are convertible, at the option of the holder or ACMP, into common units on the day after the record date for the distribution to common units for the fiscal quarters ending December 31, 2014 and December 31, 2013, respectively.

The Agreements include customary representations, warranties, covenants and indemnities. The Agreements also contain certain termination rights for the parties, including if the closing of the transactions contemplated by the Agreements does not occur by January 31, 2013, subject to possible extension by the parties. The Agreements are subject to customary closing conditions and also require that, either before or contemporaneously with the Investment, ACMP close the CMO Acquisition. The closing of the Investment and the CMO Acquisition are anticipated to occur in December 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WILLIAMS COMPANIES, INC.

/s/ Sarah C. Miller
Name: Sarah C. Miller
Title: Assistant General Counsel and Corporate Secretary

DATED: December 12, 2012